Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2012 RESULTS

May 11, 2012 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq: GENC) announced today that revenue for the second quarter ended March 31, 2012 increased 16% to $19.3 million from $16.7 million for the quarter ended March 31, 2011. Gross margin as a percentage of revenues increased to 21.0% for the quarter ended March 31, 2012 from 16.0% for the quarter ended March 31, 2011. Operating income for the quarter ended March 31, 2012 was $1.0 million compared to a $0.2 million operating loss for the quarter ended March 31, 2011.

The Company had non-operating, net investment income of $3.2 million for the quarter ended March 31, 2012 compared to non-operating, net investment income of $1.1 million for the quarter ended March 31, 2011. The Company’s net after tax income was $2.8 million ($.29 per diluted share) for the quarter ended March 31, 2012, compared to net after tax income of $2.5 million ($.26 per diluted share) for the quarter ended March 31, 2011.

For the six months ended March 31, 2012, the Company had revenue of $26.2 million and net after tax income of $3.6 million versus revenues of $24.5 million and net after tax income of $3.6 million for the six months ended March 31, 2011.

At March 31, 2012 the Company had $90.5 million in cash and marketable securities, an increase of $16.3 million over the September 30, 2011 balance of $74.2 million. Net working capital was $94.4 million at March 31, 2012. The Company has no short or long term debt.

E. J. Elliott, Gencor’s Chairman, stated, “Our revenue in the second quarter of fiscal 2012 was up 16% compared to revenue in the second quarter of last fiscal year. After a slow start to fiscal 2012 due to the timing of orders, the Company entered the second quarter with a good backlog and continued to see strong bookings through the second quarter. This has translated into improved operating results for the second quarter of fiscal 2012 as compared to 2011. However, we continue to remain cautious about the growth of the U.S. economy and in particular the effect upon our industry that the absence of a long term Highway Bill, and adequacy of funding of the Highway Trust Fund may have. Current funding under the ninth SAFETEA-LU extension expires on June 30, 2012. It is uncertain whether a new multiyear bill will be enacted or another short term extension granted.”

Mr. Elliott went on to say, “Gencor remains focused on producing high quality products and delivering superior customer service in the most cost efficient manner. Our strong balance sheet is reflective of sound financial management practices. We believe this will continue to serve us well in the future while we continue to evaluate opportunities for expansion through organic growth and strategic acquisitions.”

Gencor Industries is a diversified, heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2011; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen

407-290-6000